Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-268718 and 333-268718-01
Pricing Supplement Dated March 30, 2023 (To Prospectus dated December 30, 2022, Series A Prospectus Supplement dated December 30, 2022 and Product Supplement No. WF-1 dated March 8, 2023)
BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
■   Linked to the EURO STOXX 50® Index (the “Underlying”)
■   Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the performance of the Underlying
■   Automatic Call.  If the closing level of the Underlying on the Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus a Call Premium of 12.00% of the principal amount
■   Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Underlying from the Starting Value to the Ending Value. The Maturity Payment Amount will reflect the following terms:
■   If the level of the Underlying increases, you will receive the principal amount plus a positive return equal to the Upside Participation Rate of 150% of the percentage increase in the level of the Underlying from the Starting Value
■   If the level of the Underlying decreases but the decrease is not more than the Buffer Amount of 20.00%, you will receive the principal amount
■   If the level of the Underlying decreases by more than the Buffer Amount, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Underlying in excess of the Buffer Amount
■   Investors may lose up to 80.00% of the principal amount
■   If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the closing level of the Underlying on the Call Date significantly exceeds the Starting Value. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   No periodic interest payments or dividends
■   Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $969.70 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-18 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total	$536,000.00	$13,802.00	$522,198.00
(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.
(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
Wells Fargo Securities

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Terms of the Securities
Issuer:	BofA Finance LLC
Guarantor:	BAC
Underlying:	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), a price return index.
Pricing Date:	March 30, 2023.
Issue Date:	April 4, 2023.
Maturity Date:
April 6, 2026, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.” The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:
If the closing level of the Underlying on the Call Date is greater than or equal to the Starting Value, the Securities will be automatically called, and on the Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount plus the Call Premium.
If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the closing level of the Underlying on the Call Date significantly exceeds the Starting Value. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate.
If the Securities are automatically called, they will cease to be outstanding on the Call Settlement Date and you will have no further rights under the Securities after the Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Date:	April 4, 2024, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.
Call Premium:	12.00% of the principal amount (or $120 per Security).
Call Settlement Date:	Five business days after the Call Date (as the Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”).
Maturity Payment Amount:
If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will equal:
• if the Ending Value is greater than the Starting Value:
$1,000 + ($1,000 × Underlying Return × Upside Participation Rate);
• if the Ending Value is less than or equal to the Starting Value, but greater than or equal to the Threshold Value: $1,000; or
• if the Ending Value is less than the Threshold Value:
$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]
If the Securities are not automatically called, and the Ending Value is less than the Threshold Value, you will have 1-to-1 downside exposure to the decrease in the level of the Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities at maturity.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Final Calculation Day:	March 30, 2026, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.”
Closing Level:	Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Starting Value:	4,285.42, which is the closing level of the Underlying on the Pricing Date.
Ending Value:	The “Ending Value” will be the closing level of the Underlying on the Final Calculation Day.
Threshold Value:	3,428.336, which is equal to 80.00% of the Starting Value.
Buffer Amount:	20%.
Upside Participation Rate:	150%.
Underlying Return:	The percentage change from the Starting Value to the Ending Value, measured as follows: Ending Value — Starting Value Starting Value
Market Disruption Events and Postponement Provisions:
The Call Date and the Final Calculation Day are each subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, each of the Call Settlement Date and the Maturity Date will be postponed if the Call Date or Final Calculation Day, as applicable, is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Date, the Final Calculation Day, the Call Settlement Date and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, the Call Date and the Final Calculation Day are each a “calculation day” and the Call Settlement Date and the Maturity Date are each a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Selling Agents:
BofAS and Wells Fargo Securities, LLC (“WFS”).
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.
In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the closing level of the Underlying on the date of acceleration is equal to or greater than the Starting Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09709VKB1

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Additional Information about BofA Finance, the Guarantor and the Securities
The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
●	Product Supplement No. WF-1 dated March 8, 2023: http://www.sec.gov/Archives/edgar/data/1682472/000119312523064044/d451936d424b2.htm
●	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: http://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Investor Considerations
The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:
■     seek a fixed return equal to the Call Premium if the securities are automatically called on the Call Date;
■     if the Securities are not automatically called, seek 150% leveraged exposure to the upside performance of the Underlying if the Ending Value is greater than the Starting Value;
■     desire to limit downside exposure to the Underlying through the Buffer Amount;
■     are willing to accept the risk that, if the Securities are not automatically called and the Ending Value is less than the Starting Value by more than the Buffer Amount of 20.00%, they will lose some, and possibly up to 80%, of the principal amount per Security at maturity;
■     understand that the term of the Securities may be as short as approximately one year if the Securities are called on the Call Date;
■     are willing to forgo interest payments on the Securities and dividends on securities included in the Underlying; and
■     are willing to hold the Securities until maturity.
The Securities may not be an appropriate investment for investors who:
■     seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
■     require full payment of the principal amount of the Securities at maturity;
■     seek a security with a fixed term;
■     are unwilling to accept the risk that, if the closing level of the Underlying is less than the Starting Value on both the Call Date and the Final Calculation Day, they will not receive any positive return on their investment in the Securities;
■     are unwilling to accept the risk that the closing level of the Underlying may decrease by more than the Buffer Amount of 20.00% from the Starting Value to the Ending Value;
■     are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page;
■     seek current income;
■     are unwilling to accept the risk of exposure to the Underlying;
■     seek exposure to the Underlying but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the Securities;
■     are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlying generally, or to obtain exposure to the Underlying that the Securities provide specifically; or
■     prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “The EURO STOXX 50® Index” below.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Determining Timing and Amount of Payment on the Securities
Whether the Securities are automatically called on the Call Date for the Call Premium will each be determined based on the closing level of the Underlying on the Call Date as follows:
If the Securities are not automatically called, then on the Maturity Date, you will receive a cash payment per Security (the Maturity Payment Amount) calculated as follows:

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Selected Risk Considerations
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Underlying is less than the Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.
The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the closing level of the Underlying exceeds the Starting Value or Threshold Value on the Call Date or the Final Calculation Day, as applicable.
If the Securities are automatically called, your return will be limited to the Call Premium. If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, and you will not participate in any appreciation of the Underlying beyond the Call Premium, which may be significant. Accordingly, if the Securities are automatically called, the return on the Securities may be less than the return in a direct investment in the securities represented by the Underlying. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate.
The Call Premium or Maturity Payment Amount, as applicable, will not reflect the level of the Underlying other than on the Call Date or the Final Calculation Day, as applicable. The levels of the Underlying during the term of the Securities other than on the Call Date or the Final Calculation Day, as applicable, will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Securities, as the performance of the Underlying may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the Call Premium or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the closing level of the Underlying on the Call Date or the Final Calculation Day, as applicable. No other levels of the Underlying will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the level of the Underlying was always above the Threshold Value prior to the Final Calculation Day.
The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on the Call Date, the closing level of the Underlying is greater than or equal to the Starting Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the Call Premium, and no further amounts will be payable with respect to the Securities. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
The Call Settlement Date or the Maturity Date may be postponed if the Call Date or the Final Calculation Day is postponed. The Call Date or Final Calculation Day with respect to the Underlying will be postponed if the applicable originally scheduled Call Date or Final Calculation Day is not a trading day with respect to the Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Underlying on the Call Date or Final Calculation Day. If such a postponement occurs with respect to the Call Date, then the Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Calculation Day as postponed.
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment upon automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the closing level of the Underlying as compared to the Starting Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the level of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks
The public offering price are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: level of the Underlying at such time; volatility of the Underlying; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlying, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Underlying in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have affected the level of the Underlying. Consequently, the level of the Underlying may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged to engage in hedging activities that could have affected the level of the Underlying on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Underlying, the market value of your Securities prior to maturity or the amounts payable on the Securities.
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
Underlying-related Risks
Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
●	Changes that affect the Index may adversely affect the value of the Securities and any payments on the Securities.
●	We and our affiliates have no affiliation with the index sponsor and have not independently verified its public disclosure of information.
The Securities are subject to risks associated with foreign securities markets. The Underlying includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Tax-related Risks
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Hypothetical Examples and Returns
The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value or Threshold Value of the Underlying. The hypothetical Starting Value of 100.00 for the Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of the Underlying. The actual Starting Value and Threshold Value for the Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlying, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.
Call Premium:	12.00% of the principal amount
Upside Participation Rate:	150.00%
Hypothetical Starting Value:	100.00
Hypothetical Threshold Value:	80.00 (80% of the hypothetical Starting Value)
Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
150% Participation Rate
Call Date (Call Premium: 12.00%)
20% buffer
Percentage Change of Index
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return at Maturity
Hypothetical Index Return
Hypothetical Call Premium

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Hypothetical Returns
If the Securities are automatically called:
If the Securities are automatically called on the Call Date, on the Call Settlement Date you will receive the principal amount of your Securities plus the Call Premium, resulting in a hypothetical pre-tax total rate of return of 12.00%.
If the Securities are not automatically called:
Hypothetical Ending Value	Hypothetical Underlying Return	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
200.00	100.00%	$2,500.00	150.00%
150.00	50.00%	$1,750.00	75.00%
140.00	40.00%	$1,600.00	60.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
79.00	-21.00%	$990.00	-1.00%
70.00	-30.00%	$900.00	-10.00%
50.00	-50.00%	$700.00	-30.00%
25.00	-75.00%	$450.00	-55.00%
0.00	-100.00%	$200.00	-80.00%
Hypothetical Examples Of Payment Upon Automatic Call Or At Maturity
Example 1. The closing level of the Underlying on the Call Date is greater than the Starting Value, and the Securities are automatically called on the Call Date:
EURO STOXX 50® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on the Call Date:	125.00
Because the hypothetical closing level of the Underlying on the Call Date is greater than the hypothetical Starting Value, the Securities are automatically called on the Call Date and you will receive on the Call Settlement Date the principal amount of your Securities plus a Call Premium of 12.00% of the principal amount. Even though the Underlying appreciated by 25.00% from the Starting Value to its closing level on the Call Date in this example, your return is limited to the Call Premium of 12.00%.
On the Call Settlement Date, you would receive $1,120.00 per Security.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Example 2. The Securities are not automatically called. The Ending Value is greater than the Starting Value and the Maturity Payment Amount is greater than the principal amount of your Securities:
EURO STOXX 50® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on the Call Date:	75.00
Hypothetical Ending Value:	120.00
Hypothetical Threshold Value:	80.00, which is 80% of the hypothetical Starting Value
Hypothetical Underlying Return (Ending Value - Starting Value)/Starting Value:	20.00%
Because the hypothetical closing level of the Underlying on the Call Date is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is greater than the hypothetical Starting Value, the Maturity Payment Amount per Security would be equal to the principal amount of $1,000 plus a positive return equal to:
$1,000 × Underlying Return × Upside Participation Rate
$1,000 × 20.00% × 150.00%
= $300.00
On the Maturity Date, you would receive $1,300.00 per Security.
Example 3. The Securities are not automatically called. The Ending Value is less than the Starting Value but greater than the Threshold Value and the Maturity Payment Amount is equal to the principal amount of your Securities:
EURO STOXX 50® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on the Call Date:	75.00
Hypothetical Ending Value:	95.00
Hypothetical Threshold Value:	80.00, which is 80% of the hypothetical Starting Value
Hypothetical Underlying Return (Ending Value - Starting Value)/Starting Value:	-5.00%
Because the hypothetical closing level of the Underlying on the Call Date is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Starting Value, but not by more than the Buffer Amount, you would receive the principal amount of your Securities at maturity.
On the Maturity Date, you would receive $1,000.00 per Security.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Example 4. The Securities are not automatically called. The Ending Value is less than the Threshold Value and the Maturity Payment Amount is less than the principal amount:
EURO STOXX 50® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on the Call Date:	75.00
Hypothetical Ending Value:	50.00
Hypothetical Threshold Value:	80.00, which is 80% of the hypothetical starting level
Hypothetical Underlying Return (Ending Value - Starting Value)/Starting Value:	-50.00%
Because the hypothetical closing level of the Underlying on the Call Date is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:
$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]
$1,000 + [$1,000 × (-50.00% + 20%)]
= $700.00
On the Maturity Date, you would receive $700.00 per Security, resulting in a loss of 30.00%.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
The EURO STOXX 50® Index
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”), the sponsor of the Underlying. We refer to STOXX as the “Underlying sponsor.” The Underlying sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying sponsor discontinuing publication of the Underlying are discussed in “General Terms of the Securities—Discontinuance of an Index” in the accompanying product supplement.  None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.
The EURO STOXX 50® Index
The EURO STOXX 50® Index (refered to in this section as the “SX5E”) was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 on December 31, 1991.
Index Composition and Maintenance
The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.
For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Index Calculation
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
The “free float market capitalization of the Index” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
Neither we nor any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the Securities.
Historical Information
The following graph sets forth the daily historical performance of the SX5E in the period from January 2, 2018 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SX5E’s Threshold Value of 3,428.336, which is 80% of the SX5E’s Starting Value of 4,285.42.
This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the Securities may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the SX5E.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
License Agreement
One of our affiliates has entered into a non-exclusive license agreement with STOXX providing for the license to it and certain of its affiliated companies, including us, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Securities.
The license agreement requires that the following language be stated in this pricing supplement:
“STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the Securities.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:
●	sponsor, endorse, sell or promote the Securities.
●	recommend that any person invest in the Securities or any other securities.
●	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
●	have any responsibility or liability for the administration, management or marketing of the Securities.
●	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SX5E or have any obligation to do so.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.
STOXX does not assume any contractual relationship with the purchasers of the Securities or any other third parties.
Specifically,
●	STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:
●	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
●	The accuracy, timeliness, and completeness of the SX5E and its data;
●	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
●	The performance of the Securities generally.
●	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data;
●
Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Securities, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the owners of the Securities or any other third parties.”

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement. The final
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page PS-17 of the accompanying prospectus.
Validity of the Securities
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Securities and the related guarantee, such Securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Securities and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 6, 2026
U.S. Federal Income Tax Summary
You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:
●	There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.
●
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlying. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

●
Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined beginning on page 71 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

●	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
●
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

●
Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.